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                                                                  EXHIBIT 11


                    APOLLO BIOPHARMACEUTICS, INC.
               STATEMENT RE: COMPUTATION OF LOSS PER SHARE



                                   Year ended              Nine months ended
                                   December 31,              September 30,
                                 ----------------          -----------------
                                 1995        1994          1996         1995
                                 ----        ----          ----         ----
                                                              (unaudited)

Net loss ...................  $(392,149)   $(523,007)   $(222,912)   $(305,906)
                              ---------    ---------    ---------    ---------
                              ---------    ---------    ---------    ---------

Weighted average common
 shares outstanding.........  3,130,068    3,005,959    3,531,000    2,994,941

"Cheap" stock issued
 November 30, 1995 to
 December 20, 1996..........    654,555      654,555      654,555      654,555
                              ---------    ---------    ---------    ---------
                              3,784,623    3,660,514    4,185,555    3,649,496
                              ---------    ---------    ---------    ---------
                              ---------    ---------    ---------    ---------

Net loss per share..........    $(.10)        $(.14)       $(.05)      $(.08)
                                ------        ------       ------       -----
                                ------        ------       ------       -----